Exhibit 21.1

Subsidiaries of Registrant
As of December 31, 2015

Name	Jurisdiction of Incorporation
Community Bank, N.A.	Federally Chartered
Community Statutory Trust III	Connecticut
Community Capital Trust IV	Delaware
Benefit Plans Administrative Services, Inc.	New York
Benefit Plans Administrative Services, LLC	New York
BPAS Actuarial and Pension Services, LLC	New York
CBNA Treasury Management Corporation	New York
Community Investment Services, Inc.	New York
CBNA Preferred Funding Corp.	Delaware
CFSI Close-Out Corp.	New York
Nottingham Advisors, Inc.	Delaware
First Liberty Service Corporation	Delaware
First of Jermyn Realty Company, Inc.	Pennsylvania
Brilie Corporation	New York
Town & Country Agency LLC	New York
CBNA Insurance Agency, Inc.	New York
Hand Benefits & Trust Company	Texas
Hand Securities, Inc.	Texas
Western Catskill Realty, LLC	New York
BPAS Trust Company of Puerto Rico	Puerto Rico
OneGroup NY, Inc.	New York
Workplace Health Solutions Inc.	New York
Oneida Wealth Management, Inc.	New York
McMahon, Fenaroli & White, Inc.	New York
Oneida Preferred Funding II, LLC	New York
The Carta Group, Inc.	New York

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